Exhibit 99.1

Griffon Corporation Announces Third Quarter Results

NEW YORK, NEW YORK, August 6, 2013 – Griffon Corporation (“Griffon” or the “Company”) (NYSE: GFF) today reported results for the fiscal third quarter ended June 30, 2013.

Third quarter revenue totaled $510 million, increasing 6% compared to the prior year quarter. Telephonics and Home and Building Products (“HBP”) revenue increased 29% and 1%, respectively while Clopay Plastics (“Plastics”) revenue decreased 2%, all in comparison to the prior year quarter.

Segment adjusted EBITDA totaled $46.8 million compared to $51.8 million in the prior year quarter. Segment adjusted EBITDA is defined as net income, excluding interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, acquisition-related expenses, and gains (losses) from pension settlement and debt extinguishment, as applicable.

Net income totaled $3.6 million, or $0.06 per share, compared to $9.0 million, or $0.16 per share, in the prior year quarter. Current quarter results included restructuring costs of $1.6 million ($1.0 million, net of tax, or $0.02 per share) and a discrete tax benefit of $1.5 million, or $0.03 per share. The prior year quarter included a discrete tax benefit of $1.6 million or $0.03 per share. Excluding these items from both periods, current quarter adjusted net income was $3.1 million, or $0.06 per share, compared to $7.4 million, or $0.13 per share, in the prior year quarter.

Ronald J. Kramer, Chief Executive Officer, commented, “We are performing well in what continues to be a challenging environment. Our performance was in-line with our expectations for the quarter and consistent with the outlook for the year. We expect to deliver enhanced operating performance as the global economy continues to recover.”

Segment Operating Results

Telephonics

Third quarter revenue totaled $130 million, increasing 29% compared to the prior year quarter. The current and prior year quarters included $20.0 million and $2.7 million, respectively, of revenue related to electronic warfare programs where Telephonics serves as a contract manufacturer; excluding revenue from these programs, current quarter revenue increased 12% from the prior year quarter primarily due to work performed on Multi-mode Surveillance Radar contracts.

Third quarter segment adjusted EBITDA was $13.1 million, decreasing 17% from the prior year quarter, mainly driven by product mix, partially offset by lower expenditures associated with the timing of research and development (“R&D”) initiatives and proposal efforts. The prior year quarter benefitted from higher gross profit and favorable manufacturing efficiencies, both of which were primarily due to an increased level of Light Airborne Multi-purpose Systems Multi Mode Radar deliveries.

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Contract backlog totaled $440 million at June 30, 2013 compared to $451 million and $422 million at September 30, 2012 and June 30, 2012, respectively, with approximately 67% expected to be filled within the next twelve months.

Plastic Products

Third quarter revenue totaled $139 million, decreasing 2% compared to the prior year quarter. The decrease reflected lower volume (5%), a portion of which was attributable to Plastics exiting certain low margin products, partially offset by favorable mix (2%) and the pass through of higher resin costs in customer selling prices (1%). The impact of currency in the quarter was not significant.

Third quarter segment adjusted EBITDA was $12.2 million, increasing 20% from the prior year quarter, driven by product mix, continued efficiency improvements and a $0.5 million favorable resin benefit.

Home & Building Products

Third quarter revenue totaled $241 million, increasing 1% compared to the prior year quarter. Ames True Temper’s (“ATT”) revenue decreased 2% in comparison to the prior year quarter due to lower demand for lawn and garden tools, driven by cold and wet weather conditions in North America. Clopay Building Products (“CBP”) revenue increased 5%, mainly due to improved volume and favorable mix.

Third quarter segment adjusted EBITDA was $21.5 million, decreasing 17% compared to the prior year quarter. The decline resulted primarily from lower ATT revenue, which also affected absorption of manufacturing expenses, partially offset by higher volume and favorable mix at CBP. ATT also had manufacturing inefficiencies in connection with its plant consolidation initiative. These inefficiencies are expected to continue until the initiative is complete in 2014.

Taxes

The effective tax rates for the quarters ended June 30, 2013 and 2012 were 54.0% and 39.7%, respectively. The rates include discrete benefits in the current and prior year quarter of $1.5 million and $1.6 million respectively, primarily resulting from release of previously established reserves for uncertain tax positions on conclusion of tax audits, and benefits arising on the filing of tax returns in various jurisdictions.

Excluding discrete items, the effective tax rates for the quarters ended June 30, 2013 and 2012 were 73.1% and 50.5%, respectively. Rates in both periods reflect the impact of permanent differences not deductible in determining taxable income, mainly limited deductibility of restricted stock, tax reserves and changes in earnings mix between domestic and non-domestic operations, all of which are material relative to the level of pretax result.

Restructuring

In January 2013, ATT announced its intention to close certain manufacturing facilities, and consolidate operations primarily into its Camp Hill and Carlisle, PA locations. The actions, to be completed by the end of fiscal 2014, will improve manufacturing and distribution efficiencies, allow for in-sourcing of certain production currently performed by third party suppliers, and improve material flow and absorption of fixed costs. Management estimates that, upon completion, these actions will result in annual cash savings exceeding $10 million, based on current operating levels.

ATT anticipates incurring pre-tax restructuring and related exit costs approximating $8.0 million, comprised of cash charges of $4.0 million and non-cash,

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asset-related charges of $4.0 million. The cash charges will include $3.0 million for personnel-related costs and $1.0 million for facility exit costs. ATT expects $20 million in capital expenditures in connection with this initiative and, to date, has incurred $5.4 million and $8.4 million in restructuring costs and capital expenditures, respectively.

During the current quarter, HBP recognized $0.9 million in restructuring costs primarily related to one-time termination benefits and other personnel costs, and facility costs related to the ATT plant consolidation initiative.

In February 2013, Plastics announced a restructuring project, primarily in Europe, to exit low margin business and eliminate approximately 80 positions, resulting in restructuring charges of $4.8 million in the second quarter of this year, primarily for one-time termination benefits and other personnel costs. The project is substantially complete.

During the current quarter, Telephonics recognized $0.8 million in restructuring costs in connection with the termination of a facility lease. The facility was vacated as a result of the headcount reductions and changes in organizational structure Telephonics undertook in the past two years.

Balance Sheet

At June 30, 2013, the Company had cash and equivalents of $126 million, total debt outstanding of $692 million, net of discounts, and $199 million available for borrowing, subject to certain loan covenants, under its revolving credit facility.

Stock Repurchases

During the third quarter, the Company purchased 0.3 million shares of its common stock under an authorized stock repurchase plan, for $3.0 million. At June 30, 2013, the Company had a remaining authorization of $17.7 million.

Conference Call Information

The Company will hold a conference call today, August 6, 2013, at 4:30 PM ET.

The call can be accessed by dialing 1-800-500-0177 (U.S. participants) or 1-719-325-2250 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference.

A replay of the call will be available starting on August 6, 2013 at 7:30 PM ET by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International), and entering the conference ID number: 9362205. The replay will be available through August 20, 2013.

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Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income, earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Company’s ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Telephonics Corporation supplies products, including as a result of sequestration which is currently scheduled to take effect in March 2013; increases in the cost of raw materials such as resin and steel; changes in customer demand; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in the Company’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three segments:

•	Home & Building Products consists of two companies, Ames True Temper, Inc. (“ATT”) and Clopay Building Products Company, Inc. (“CBP”):

-	ATT is a global provider of non-powered landscaping products that make work easier for homeowners and professionals.

-	CBP is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains.

•	Telephonics Corporation designs, develops and manufactures high-technology, integrated information, communication and sensor system solutions for use in military and commercial markets worldwide.

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•	Clopay Plastic Products Company, Inc. is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:	Investor Relations Contact:
Douglas J. Wetmore	Anthony Gerstein
Chief Financial Officer	Senior Vice President
Griffon Corporation	ICR Inc.
(212) 957-5000	(646) 277-1242
712 Fifth Avenue, 18th Floor
New York, NY 10019

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Griffon evaluates performance and allocates resources based on each segment’s operating results before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, acquisition-related expenses, and gains (losses) from pension settlement and debt extinguishment, as applicable (“Segment adjusted EBITDA”). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Segment adjusted EBITDA to Income before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES

OPERATING HIGHLIGHTS

(in thousands)

(Unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
REVENUE	2013	2012	2013	2012
Home & Building Products:
ATT	$128,332	$130,311	$341,878	$362,374
CBP	112,285	106,910	314,651	309,825
Home & Building Products	240,617	237,221	656,529	672,199
Telephonics	129,997	101,116	347,678	319,621
Plastics	139,212	141,909	418,111	421,889
Total consolidated net sales	$509,826	$480,246	$1,422,318	$1,413,709

Segment adjusted EBITDA:
Home & Building Products	$21,478	$25,831	$56,272	$59,434
Telephonics	13,146	15,886	45,015	46,912
Plastics	12,161	10,117	33,832	27,462
Total Segment adjusted EBITDA	46,785	51,834	135,119	133,808
Net interest expense	(13,137)	(12,855)	(39,125)	(38,775)
Segment depreciation and amortization	(17,639)	(16,733)	(52,467)	(48,373)
Unallocated amounts	(6,573)	(7,253)	(22,140)	(20,041)
Restructuring charges	(1,604)	—	(12,048)	(1,795)
Acquisition costs	—	—	—	(178)
Loss on pension settlement	—	—	(2,142)	—
Income before taxes	$7,832	$14,993	$7,197	$24,646

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The following is a reconciliation of each segment’s operating results to Segment adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

BY REPORTABLE SEGMENT

(in thousands)

(Unaudited)

	Three months ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012

Home & Building Products
Segment operating profit	$11,549	$17,482	$22,655	$35,412
Depreciation and amortization	9,075	8,349	27,092	23,571
Restructuring charges	854	—	6,525	273
Acquisition costs	—	—	—	178
Segment adjusted EBITDA	21,478	25,831	56,272	59,434

Telephonics
Segment operating profit	10,592	14,113	38,990	40,171
Depreciation and amortization	1,804	1,773	5,275	5,219
Restructuring charges	750	—	750	1,522
Segment adjusted EBITDA	13,146	15,886	45,015	46,912

Clopay Plastic Products
Segment operating profit	5,401	3,506	8,959	7,879
Depreciation and amortization	6,760	6,611	20,100	19,583
Restructuring charges	—	—	4,773	—
Segment adjusted EBITDA	12,161	10,117	33,832	27,462

All segments:
Income from operations - as reported	20,362	28,202	44,807	62,698
Unallocated amounts	6,573	7,253	22,140	20,041
Other, net	607	(354)	1,515	723
Loss on pension settlement	—	—	2,142	—
Segment operating profit	27,542	35,101	70,604	83,462
Depreciation and amortization	17,639	16,733	52,467	48,373
Restructuring charges	1,604	—	12,048	1,795
Acquisition costs	—	—	—	178
Segment adjusted EBITDA	$46,785	$51,834	$135,119	$133,808

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

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GRIFFON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME(LOSS)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
Revenue	$509,826	$480,246	$1,422,318	$1,413,709
Cost of goods and services	401,515	364,601	1,110,840	1,092,555
Gross profit	108,311	115,645	311,478	321,154

Selling, general and administrative expenses	86,345	87,443	254,623	256,661
Restructuring and other related charges	1,604	—	12,048	1,795
Total operating expenses	87,949	87,443	266,671	258,456

Income from operations	20,362	28,202	44,807	62,698

Other income (expense)
Interest expense	(13,279)	(12,932)	(39,446)	(39,000)
Interest income	142	77	321	225
Other, net	607	(354)	1,515	723
Total other income (expense)	(12,530)	(13,209)	(37,610)	(38,052)

Income before taxes	7,832	14,993	7,197	24,646
Provision for income taxes	4,229	5,945	3,855	11,083
Net income	$3,603	$9,048	$3,342	$13,563

Basic earnings per common share	$0.07	$0.16	$0.06	$0.24

Weighted-average shares outstanding	54,265	56,034	54,588	56,032

Diluted earnings per common share	$0.06	$0.16	$0.06	$0.24

Weighted-average shares outstanding	56,204	57,495	56,735	57,311

Net income	$3,603	$9,048	$3,342	$13,563
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(7,884)	(18,527)	(10,805)	(13,479)
Pension amortization	490	523	4,839	1,562
Gain on cash flow hedge	(158)	—	13	—
Total other comprehensive income (loss), net of taxes	(7,552)	(18,004)	(5,953)	(11,917)
Comprehensive income (loss)	$(3,949)	$(8,956)	$(2,611)	$1,646
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GRIFFON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited)
	At June 30, 2013	At September 30, 2012

CURRENT ASSETS
Cash and equivalents	$126,104	$209,654
Accounts receivable, net of allowances of $5,525 and $5,433	271,743	239,857
Contract costs and recognized income not yet billed, net of progress payments of $4,062 and $3,748	117,273	70,777
Inventories, net	219,329	257,868
Prepaid and other current assets	58,711	47,472
Assets of discontinued operations	554	587
Total Current Assets	793,714	826,215
PROPERTY, PLANT AND EQUIPMENT, net	348,440	356,879
GOODWILL	356,375	358,372
INTANGIBLE ASSETS, net	221,783	230,473
OTHER ASSETS	25,668	31,317
ASSETS OF DISCONTINUED OPERATIONS	2,646	2,936
Total Assets	$1,748,626	$1,806,192

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$13,384	$17,703
Accounts payable	144,438	141,704
Accrued liabilities	94,213	110,337
Liabilities of discontinued operations	1,690	3,639
Total Current Liabilities	253,725	273,383
LONG-TERM DEBT, net of debt discount of $14,116 and $16,607	678,307	681,907
OTHER LIABILITIES	181,589	193,107
LIABILITIES OF DISCONTINUED OPERATIONS	2,631	3,643
Total Liabilities	1,116,252	1,152,040
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	632,374	654,152
Total Liabilities and Shareholders’ Equity	$1,748,626	$1,806,192
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GRIFFON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,342	$13,563

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	52,787	48,668
Stock-based compensation	9,327	7,599
Fixed asset impairment charges - restructuring	3,122	—
Provision for losses on accounts receivable	824	532
Amortization/write-off of deferred financing costs and debt discounts	4,651	4,497
Deferred income taxes	(897)	(1,185)
(Gain) loss on sale/disposal of assets	(788)	59
Change in assets and liabilities, net of assets and liabilities acquired:
(Increase) decrease in accounts receivable and contract costs and recognized income not yet billed	(81,381)	10,601
(Increase) decrease in inventories	36,588	(4,171)
(Increase) decrease in prepaid and other assets	2,890	(3,970)
Decrease in accounts payable, accrued liabilities and income taxes payable	(28,767)	(49,574)
Other changes, net	856	3,728
Net cash provided by operating activities	2,554	30,347

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(45,886)	(57,695)
Acquired business, net of cash acquired	—	(22,432)
Proceeds from sale of assets	1,326	281
Net cash used in investing activities	(44,560)	(79,846)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(4,384)	(3,564)
Purchase of shares for treasury	(25,689)	(5,670)
Proceeds from issuance of long-term debt	303	4,000
Payments of long-term debt	(12,842)	(14,563)
Change in short-term borrowings	2,408	(1,262)
Financing costs	(759)	(97)
Tax effect from exercise/vesting of equity awards, net	150	834
Other, net	261	67
Net cash used in financing activities	(40,552)	(20,255)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(486)	(1,690)
Net cash used in discontinued operations	(486)	(1,690)

Effect of exchange rate changes on cash and equivalents	(506)	327

NET DECREASE IN CASH AND EQUIVALENTS	(83,550)	(71,117)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	209,654	243,029
CASH AND EQUIVALENTS AT END OF PERIOD	$126,104	$171,912
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Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, acquisition-related expenses, gains (losses) from pension settlement and debt extinguishment, and discrete tax items, as applicable. Griffon believes this information is useful to investors. The following table provides a reconciliation of Earnings per share and Net income to Adjusted earnings per share and Adjusted net income:

GRIFFON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF INCOME TO ADJUSTED INCOME

(in thousands, except per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2013	2012	2013	2012

Net income	$3,603	$9,048	$3,342	$13,563

Adjusting items, net of tax:
Restructuring and related	994	—	7,502	1,167
Acquisition costs	—	—	—	116
Loss on pension settlement	—	—	1,392	—
Discrete tax benefits	(1,495)	(1,626)	(1,859)	(1,626)

Adjusted net income	$3,102	$7,422	$10,377	$13,220

Earnings per common share	$0.06	$0.16	$0.06	$0.24

Adjusting items, net of tax:
Restructuring	0.02	—	0.13	0.02
Acquisition costs	—	—	—	0.00
Loss on pension settlement	—	—	0.02	—
Discrete tax benefits	(0.03)	(0.03)	(0.03)	(0.03)

Adjusted earnings per share	$0.06	$0.13	$0.18	$0.23

Weighted-average shares outstanding	56,204	57,495	56,735	57,311

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